Exhibit 99.1

November 2, 2023

Acurx Announces Positive Top-Line Ibezapolstat Phase 2 Efficacy Results with 96% Clinical Cure Rate in Patients with C. difficile Infection

•	In a total of 26 ibezapolstat-treated patients in Phases 2a and 2b, the Clinical Cure rate is 96%
•	Meets protocol primary objective of assessing the primary efficacy endpoint of the Clinical Cure rate after 10 days of oral treatment
•	Ibezapolstat was well tolerated; no drug-related Serious Adverse Events Further analyses forthcoming regarding secondary and exploratory endpoints, including Sustained Clinical Cure data, Extended Clinical Cure data up to 94 days and comparative effects on gut microbiome
•	Preparation underway for End-of-Phase 2 FDA Meeting and advancement to Phase 3 Ibezapolstat has previously received FDA Qualified Infectious Disease Product and Fast-Track Designation
•	Management will be available for Q&A on November 14, 2023 earnings call https://www.acurxpharma.com/news-media/press-releases/detail/65/acurx- pharmaceuticals-to-discuss-third-quarter-2023

STATEN ISLAND, N.Y., Nov. 2, 2023 /PRNewswire/ -- Acurx Pharmaceuticals, Inc. (NASDAQ: ACXP) ("Acurx" or the "Company"), a clinical stage biopharmaceutical company developing a new class of small molecule antibiotics for difficult-to-treat bacterial infections, today announced efficacy results from the Phase 2 clinical trial (Phase 2a segment and Phase 2b segment) of ibezapolstat for the treatment of C. difficile Infection (CDI).

The Company previously announced that it decided to terminate the Phase 2b vancomycin-controlled trial segment early based on aggregate blinded data showing a high observed clinical cure rate with no emerging safety concerns. The Company made this decision in consultation with its medical and scientific advisors based on the compelling clinical observation that the clinical cure rate for ibezapolstat was projected to be at least 90% pooled across the open-label Phase 2a and the blinded Phase 2b segments with no safety concerns noted. Other factors also influenced the decision, including the cost of maintaining clinical trial sites and the challenging enrollment environment in the U.S. due to the COVID-19 pandemic and its aftermath.

The Phase 2b trial was originally designed to be a non-inferiority (NI) trial and later amended to include an interim efficacy analysis with review by an Independent Data Monitoring Committee (IDMC). The decision to end the trial early based on blinded clinical observations obviated the need for an interim analysis, IDMC review, and NI assessment. The Company determined, in consultation with its clinical and statistical experts, that presenting clinical cure rates for the primary efficacy endpoint is the most appropriate representation for the clinical activity of ibezapolstat in treating CDI.

The overall observed Clinical Cure rate in the combined Phase 2 trials in patients with CDI was 96% (25 out of 26 patients), based on 10 out of 10 patients (100%) in Phase 2a in the Modified Intent to Treat Population, plus 15 out of 16 (94%) patients in Phase 2b in the Per Protocol Population, who experienced Clinical Cure during treatment with ibezapolstat. Ibezapolstat was well-tolerated, with three patients each experiencing one mild adverse event assessed by the blinded investigator to be drug-related. All three events were gastrointestinal in nature and resolved without treatment. There were no drug-related treatment withdrawals or no drug-related serious adverse events, or other safety findings of concern. In the Phase 2b vancomycin control arm, 14 out of 14 patients experienced clinical cure. The Company is confident that based on the pooled Phase 2 ibezapolstat clinical cure rate of 96% and the historical vancomycin cure rate of approximately 81% (Vancocin® Prescribing Information, January 2021), we will demonstrate non-inferiority of ibezapolstat to vancomycin in Phase 3 trials in accordance with the applicable FDA Guidance for Industry (October, 2022).

According to Stuart Johnson, MD, Professor of Medicine, Loyola University (Infectious Disease) and Acurx Scientific Advisory Board member: "I am very encouraged by the accumulating data showing that ibezapolstat is clinically comparable to vancomycin in treating CDI. Since there is only one other antibiotic besides vancomycin approved for treatment of this serious disease, there is a clear need for more first-line therapeutic agents in our armamentarium. Moreover, the advancement of a small synthetic molecule with a novel bactericidal mechanism to treat CDI is especially important in this era of emerging antimicrobial resistance. I am very supportive of the decision by the Company to end the Phase 2 trial and plan for Phase 3."

Kevin Garey, PharmD, MS, Professor and Chair, University of Houston College of Pharmacy, the Principal Investigator for microbiome aspects of the ibezapolstat clinical trial program and Acurx Scientific Advisory Board member stated: "These results confirm and extend our data from the open-label component of the Phase 2 study and demonstrate the potent activity of ibezapolstat against C. difficile. I anticipate our ongoing microbiome studies will confirm the microbiologic eradication of C. difficile and also compare microbiome changes to advance knowledge of anti- CDI recurrence properties of ibezapolstat. Our previous data showed that ibezapolstat unexpectedly spares other Firmicutes along with the important Actinobacteria phylum necessary for maintaining a healthy microbiome. These characteristics, in conjunction with ibezapolstat's ability to favorably increase the ratio of secondary-to-primary bile acids in the colon, suggest that ibezapolstat may reduce the likelihood of CDI recurrence when compared to standard of care vancomycin."

Robert J. DeLuccia, Executive Chairman of Acurx, stated: "These ibezapolstat observed clinical cure rate results are impressive for an investigational antibiotic in a Phase 2 trial for CDI. They greatly enhance our scientific evidence base and, in our view, provide robust support for an anticipated End-of-Phase 2 FDA Meeting to occur towards end of first quarter next year with advancement into Phase 3 clinical trials to follow. Additional analyses of secondary and exploratory endpoints of the Phase 2b clinical trial will be forthcoming as soon as available and will include: Sustained and Extended Clinical Cure rates up to 94 days, systemic exposure to ibezapolstat, comparative effects on gut microbiome and, patient reported outcomes."

Mr. DeLuccia added: "I thank all of our clinical trial investigators and their staffs and patients who participated in the trial, as well as all our stakeholders whose support contributed to reaching this important clinical development milestone which is one step closer to commercialization for patients-in-need of a promising new class of antibiotic for treatment of CDI."

David P. Luci, the Company's President and Chief Executive Officer, stated: "Ultimately the marketplace will determine the antibiotic of choice for front-line treatment of CDI. But, in our view, as we plan to enter Phase 3 pivotal clinical trials, ibezapolstat appears to have the properties for ultimate competitive advantage including high clinical cure rates, low recurrent infection, minimal microbiome disruption and manufacturing efficiencies to allow competitive pricing. We believe the market will recognize and appreciate these advantages."

The Company recognizes the month of November asC. difficile Awareness Month as designated by the US Centers for Disease Control and Prevention (CDC) and supports the work of the Peggy Lillis Foundation and the C Diff Foundation in raising awareness, educating and advocating for the Prevention, Treatments, Clinical Trials, and Environmental Safety of Clostridioides difficile (C. difficile) Infections worldwide. Please visit their websites:

Peggy Lillis Foundation: https://cdiff.org/

Cdiff Foundation: https://cdifffoundation.org/.

About the Ibezapolstat Phase 2 Clinical Trial

The completed multicenter, open-label single-arm segment (Phase 2a) study was followed by a double-blind, randomized, active-controlled, non-inferiority, segment (Phase 2b) at 28 US clinical trial sites which together comprise the Phase 2 clinical trial (see https://clinicaltrials.gov/ct2/show/NCT04247542). This Phase 2 clinical trial was designed to evaluate the clinical efficacy of ibezapolstat in the treatment of CDI including pharmacokinetics and microbiome changes from baseline and continue to test for anti- recurrence microbiome properties seen in the Phase 2a trial, including the treatment-related changes in alpha diversity and bacterial abundance and effects on bile acid metabolism.

The completed Phase 2a segment of this trial was an open label cohort of up to 20 subjects from study centers in the United States. In this cohort, 10 patients with diarrhea caused by C. difficile were treated with ibezapolstat 450 mg orally, twice daily for 10 days. All patients were followed for recurrence for 28± 2 days. Per protocol, after 10 patients of the projected 20 Phase 2a patients completed treatment (100% cured infection at End of Treatment), the Trial Oversight Committee assessed the safety and tolerability and made its recommendation regarding early termination of the Phase 2a study and advancement to the Ph2b segment. The Company's Scientific Advisory Board concurred with this recommendation.

The Phase 2b clinical trial segment was discontinued due to success. The Company made this decision in consultation with its medical and scientific advisors and statisticians based on observed aggregate blinded data and other factors, including the cost to maintain clinical trial sites and slow enrollment due to COVID-19. The Company has determined that the trial performed as anticipated for both treatments, ibezapolstat and the control antibiotic vancomycin (a standard of care to treat patients with CDI), with high rates of clinical cure observed across the trial without any emerging safety concerns. Accordingly, an Independent Data Monitoring Committee will not be required to perform an interim analysis of this Phase 2b trial data as originally planned. The Company anticipates that this decision will allow the Company to advance this first-in-class, FDA QIDP/Fast Track-designated antibiotic product candidate to Phase 3 clinical trials more expeditiously.

In the now completed Phase 2b trial segment, 32 patients with CDI were enrolled and randomized in a 1:1 ratio to either ibezapolstat 450 mg every 12 hours or vancomycin 125 mg orally every 6 hours, in each case, for 10 days and followed for 28 ± 2 days following the end of treatment for recurrence of CDI. The two treatments were identical in appearance, dosing times, and number of capsules administered to maintain the blind.

In the Phase 2 clinical trial, the Company will also evaluate pharmacokinetics (PK) and microbiome changes and test for anti-recurrence microbiome properties, including the change from baseline in alpha diversity and bacterial abundance, especially overgrowth of healthy gut microbiota Actinobacteria and Firmicute phylum species during and after therapy. Phase 2a data demonstrated complete eradication of colonic C. difficile by day three of treatment with ibezapolstat as well as the observed overgrowth of healthy gut microbiota, Actinobacteria and Firmicute phyla species, during and after therapy. Very importantly, emerging data show an increased concentration of secondary bile acids during and following ibezapolstat therapy which is known to correlate with colonization resistance against C. difficile. A decrease in primary bile acids and the favorable increase in the ratio of secondary- to-primary bile acids suggest that ibezapolstat may reduce the likelihood of CDI recurrence when compared to vancomycin.

About Ibezapolstat

Ibezapolstat is a novel, orally administered antibiotic being developed as a Gram-Positive Selective Spectrum (GPSS™) antibacterial. It is the first of a new class of DNA polymerase IIIC inhibitors under development by Acurx to treat bacterial infections. Ibezapolstat's unique spectrum of activity, which includes C. difficile but spares other Firmicutes and the important Actinobacteria phyla, appears to contribute to the maintenance of a healthy gut microbiome.

In June 2018, ibezapolstat was designated by the U.S. Food and Drug Administration (FDA) as a Qualified Infectious Disease Product (QIDP) for the treatment of patients with CDI and will be eligible to benefit from the incentives for the development of new antibiotics established under the Generating New Antibiotic Incentives Now (GAIN) Act. In January 2019, FDA granted "Fast Track" designation to ibezapolstat for the treatment of patients with CDI. The CDC has designated C. difficile as an urgent threat highlighting the need for new antibiotics to treat CDI.

About Clostridioides difficile Infection (CDI). According to the 2017 Update (published February 2018) of the Clinical Practice Guidelines for C. difficile Infection by the Infectious Diseases Society of America (IDSA) and Society or Healthcare Epidemiology of America (SHEA), CDI remains a significant medical problem in hospitals, in long-term care facilities and in the community. C. difficile is one of the most common causes of health care-associated infections in U.S. hospitals (Lessa, et al, 2015, New England Journal of Medicine). Recent estimates suggest C. difficile approaches 500,000 infections annually in the U.S. and is associated with approximately 20,000 deaths annually. (Guh, 2020, New England Journal of Medicine). Based on internal estimates, the recurrence rate for the antibiotics currently used to treat CDI is between 20% and 40% among approximately 150,000 patients treated. We believe the annual incidence of CDI in the U.S. approaches 600,000 infections and a mortality rate of approximately 9.3%.

About the Microbiome in Clostridioides difficile Infection (CDI) and Bile Acid Metabolism

C. difficile can be a normal component of the healthy gut microbiome, but when the microbiome is thrown out of balance, the C. difficile can thrive and cause an infection. After colonization with C. difficile, the organism produces and releases the main virulence factors, the two large clostridial toxins A (TcdA) and B (TcdB). (Kachrimanidou, Microorganisms 2020, 8, 200; doi:10.3390/microorganisms8020200.) TcdA and TcdB are exotoxins that bind to human intestinal epithelial cells and are responsible for inflammation, fluid and mucous secretion, as well as damage to the intestinal mucosa.

Bile acids perform many functional roles in the GI tract, with one of the most important being maintenance of a healthy microbiome by inhibiting C. difficile growth. Primary bile acids, which are secreted by the liver into the intestines, promote germination of C. difficile spores and thereby increase the risk of recurrent CDI after successful treatment of an initial episode. On the other hand, secondary bile acids, which are produced by normal gut microbiota through metabolism of primary bile acids, do not induce C. difficile sporulation and therefore protect against recurrent disease. Since ibezapolstat treatment leads to minimal disruption of the gut microbiome, bacterial production of secondary bile acids continues which may contribute to an anti-recurrence effect. Beneficial effects of bile acids include a decrease in primary bile acids and an increase in secondary bile acids in patients with CDI, which was observed in the Company's Ph2a trial results and previously reported (CID, 2022).

About Acurx Pharmaceuticals, Inc.

Acurx Pharmaceuticals is a clinical stage biopharmaceutical company focused on developing new antibiotics for difficult to treat infections. The Company's approach is to develop antibiotic candidates with a Gram-positive selective spectrum (GPSS®) that blocks the active site of the Gram+ specific bacterial enzyme DNA polymerase IIIC (pol IIIC), inhibiting DNA replication and leading to Gram-positive bacterial cell death. Its R&D pipeline includes antibiotic product candidates that target Gram-positive bacteria, including Clostridioides difficile, methicillin-resistant Staphylococcus aureus (MRSA), vancomycin resistant Enterococcus (VRE) and drug-resistant Streptococcus pneumoniae (DRSP).

To learn more about Acurx Pharmaceuticals and its product pipeline, please visit www.acurxpharma.com.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether ibezapolstat will benefit from the QIDP designation; whether ibezapolstat will advance through the clinical trial process on a timely basis; whether the results of the clinical trials of ibezapolstat will warrant the submission of applications for marketing approval, and if so, whether ibezapolstat will receive approval from the FDA or equivalent foreign regulatory agencies where approval is sought; whether, if ibezapolstat obtains approval, it will be successfully distributed and marketed; and other risks and uncertainties described in the Company's annual report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2022, and in the Company's subsequent filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release, and Acurx disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

Investor Contact:

Acurx Pharmaceuticals, Inc.

David P. Luci, President & CEO

Tel: 917-533 1469

Email: davidluci@acurxpharma.com

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SOURCE Acurx Pharmaceuticals, Inc.